EXHIBIT 10.18

FEDERAL HOME LOAN BANK OF DES MOINES

DEFERRAL PLAN FOR DIRECTORS

Effective June 1, 2015

FEDERAL HOME LOAN BANK OF DES MOINES
DEFERRAL PLAN FOR DIRECTORS

FEDERAL HOME LOAN BANK OF DES MOINES

DEFERRAL PLAN FOR DIRECTORS

INTRODUCTION

The purpose of this Plan is to allow non-employee members of the Bank’s Board of Directors the opportunity to defer payment of their directors’ fees.

This Plan is intended to constitute a nonqualified unfunded deferred compensation plan (a “Top Hat” plan) under Title I of the Employee Retirement Income Security Act of 1974, as amended. All benefits payable under this Plan shall be paid from the general assets of the Bank.

This Plan is intended to comply with Internal Revenue Code Section 409A and should be interpreted and administered to comply with that Code section and all IRS guidance thereunder.

ARTICLE 1. DEFINITIONS

1.01
“Account” means the trust or other account established and maintained to record the contributions made by each Director as well as the increase (or decrease) in value attributable to the investment of such contributions. Such account may also be referred to as a “Reserve Account.”

1.02	“Bank” means the Federal Home Loan Bank of Des Moines.

1.03	“Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article V of the Plan to receive the benefit, if any, payable upon the death of a Member of the plan.

1.04	“Board of Directors” means the Board of Directors of the Bank.

1.05	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.06
“Committee” means the committee or other entity charged with the administration of the Plan. The Board of Directors may change the composition of the Committee or limit the scope of the Committee’s authority or name a different entity to administer the Plan. The “Committee” may be the same Committee as has been responsible for the Bank’s Benefit Equalization Plan.

1.07	“Deferral Agreement” means the written agreement under which a Director elects to defer Director Fees in accordance with the provisions of Section 5.01.

1.08
“Director” means a current or former member of the Bank’s Board of Directors, or an individual who has been elected to serve on the Bank’s Board of Directors but who has not yet taken office, and who is not an employee of the Bank. “Director” shall specifically include individuals who have served on the Federal Home Loan Bank of Seattle Board of Directors.

1.09
“Director Fees” means the total amount of the fees paid by the Bank to a Director in a calendar year (or any applicable portion thereof) to compensate that Director for service on the Bank’s Board of Directors. Director Fees shall not include expense reimbursements, fringe benefits (whether taxable or non-taxable) or contributions to any welfare benefit plan.

1.10	“Effective Date” means June 1, 2015, for all purposes of this Plan.

1.11	“Member” means any person included in the membership of the Plan as provided in Article II.

1.12	“Plan” means the Federal Home Loan Bank of Des Moines Deferral Plan for Directors, as set forth herein or as it may be amended or restated from time to time.

ARTICLE II. MEMBERSHIP

2.01
Each Director shall become a Member of the Plan on June 1, 2015, provided such Director was already making deferrals into this Plan (or the analogous Federal Home Loan Bank of Seattle Deferred Compensation Plan for the Board of Directors (the “Seattle Plan”)) for the 2015 calendar year. Directors who have not made any previous 2015 deferrals shall not be eligible to participate in this Plan for 2015. Once a Director becomes a Member of this Plan, the Director shall continue as a Member until the date on which the Director’s benefits have been fully paid. Directors who currently have Reserve Accounts in the Seattle Plan or in the Federal Home Loan Bank of Des Moines Fourth Amended and Restated Benefit Equalization Plan (the “Des Moines Plan”) shall become Members in this Plan (whether or not still serving as Directors) on the earlier of (a) the Effective Date or (b) the date on which the Bank transfers their Reserve Account balances from the Seattle Plan or Des Moines Plan to this Plan. However, such Directors shall not be eligible to initiate 2015 deferrals at that time.

2.02	Benefits under this Plan shall be payable at the time chosen by the Director as part of the Director’s deferral election or as provided below.

ARTICLE III. DIRECTOR BENEFITS

3.01
On and after the Effective Date, each Director who was previously making 2015 deferrals shall be entitled to make the same deferrals into this Plan pursuant to the existing deferral election made by that Director for the calendar year 2015.

3.02
Notwithstanding the previous paragraph, a Member who first becomes a Member on a date after January 1 of a Plan Year may elect to defer receipt of all or a portion of the Director Fees that would otherwise be payable in the remainder of the initial Plan Year of eligibility with respect to services to be performed subsequent to the date the Director is enrolled as a Member. That election must be made in writing within thirty (30) days after the date the Director becomes a Member, and shall be irrevocable as to any Director Fees payable in the remainder of that Plan Year.

3.03
No later than the last business day of 2015 and each subsequent calendar year, each Director may elect to defer thirty percent (30%) or more of the Director’s fees for the next calendar year pursuant to the procedure set forth in Section 3.04 below. If a Director so elects, the Bank shall contribute the Director’s deferred Director Fees to the Director’s Account under this Plan. No deferrals shall be permitted for 2016 and subsequent years if the deferral election is for less than thirty percent (30%) of the Director’s annual fees for the applicable calendar year.

3.04	A Director’s election under Section 3.03 shall be made in accordance with the following provisions:

(a)
The Plan shall provide each Director with a Deferral Agreement at least 30 days prior to the commencement of each calendar year (provided that the Director will continue to serve as a Director for the following calendar year). Each Director who elects to defer shall execute and deliver the Deferral Agreement no later than the last business day of the year. Such Deferral Agreement shall defer at least thirty percent (30%) of the Director’s fees for the upcoming year.

(b)	A Director’s election shall be irrevocable as of the last day of the calendar year in which the deferral is elected.

(c)
The Deferral Agreement shall also allow the Director to elect the form of payment for the Director’s Account. The Director’s election shall set out (i) the starting date for payment of the Account, (ii) whether benefits are to be paid in a lump sum or in annual installments and (iii) the duration of any installment payments. The starting date may be defined with reference to the Director’s cessation of service on the Bank’s Board of Directors or the Director’s attainment of a certain age. The starting date may not be defined with reference to any event of which the timing is uncertain other than the Director’s death, Disability or cessation of Board of Directors Service. Installment payments may only be made annually. They may not be made quarterly or monthly. Installment payments shall not extend over a period longer than ten years. In the event that a Director has not made a valid payment election with respect to any benefit due under this Plan, the benefit shall be paid in a lump sum on March 15th of the year following the later of (a) the year of the Director’s cessation of service on the Board of Directors or (b) the year containing the Director’s 65th birthday.

(d)
All Directors who made 2015 deferrals before the Effective Date were previously given an opportunity to elect a payment date and a form of payment. If a Director made such an election, the Director’s election will continue to govern the date and form of payment of the Director’s 2015 deferred Director Fees and the Director’s account under this Plan.

(e)
Each year’s deferral election shall continue until the end of the calendar year to which it relates. If a Director does not submit a timely deferral election before the start of any upcoming year, the Director shall be deemed to have chosen to receive all Director Fees for that upcoming year in cash and without deferral.

(f)
All elections made by the Director shall continue to apply to payment of the Director’s Account unless the election is changed by the Director in a Subsequent Deferral Agreement as defined below. Any Subsequent Deferral Agreement shall comply with paragraph (g) below.

(g)
If a Director chooses to change an existing benefit payment election (such change being referred to herein as a Subsequent Deferral Election) none of the Director’s benefit payments shall commence within twelve months of the Director’s execution of a Subsequent Deferral Election unless the commencement of the Director’s benefit payments is due to death or Disability. Nor may a Director execute a Subsequent Deferral Election within twelve months of the Director’s then-effective distribution commencement date. In addition, any Subsequent Deferral Election which extends the time for commencement of a Director’s benefit payments must extend the benefit commencement date for at least five years, measured from the benefit commencement date in the election being superseded to the benefit commencement date in the new election. Thus, a Director who had elected to commence benefit payments at age 65 could revoke that election and instead elect to commence benefits at age 70 but not at any earlier age. Finally, no Subsequent Deferral Election can accelerate a Director’s receipt of benefits. For purposes of this paragraph, a series of installment payments shall be considered a single payment made on the date of the first installment.

3.05
The Plan shall maintain an Account for each Director who is a Member by reason of amounts credited under this Article. Such amounts shall be credited to the Director’s Account as soon as practical after the date that the deferred Director Fees would otherwise have been paid to the Director. The Plan shall also maintain an Account for any Director whose deferred compensation has been transferred to this Plan from either the Seattle Plan or the Des Moines Plan. All such Accounts shall be further administered as provided in Article VI below.

3.06
If a Director has elected an installment payment of the Director’s Account, the installment payments shall be made as follows. On the date of the first installment payment, the Plan shall divide the Director’s Account by the number of annual installment payments elected by the Director. At the one year anniversary of that first payment, the Plan shall determine the next installment payment amount by revaluing the Member’s Account as provided in Section 4.03 and dividing the revalued Account by the number of installment payments then remaining. This process shall continue until the Director’s entire Account has been paid out or until the Director’s death or Disability, if earlier. Once installment payments have begun, they shall continue as scheduled, even if the Director is subsequently reelected to the Board.

3.07
If a Director dies or suffers a Disability prior to receiving the balance credited to the Director’s Account, the balance in the Account shall be paid in a lump sum payment on March 15 of the year following the year containing the Director’s date of death or the year in which the Director is determined to have suffered the Disability. For purposes of this Plan, “Disability” shall be defined as the inability to engage in any substantial gainful employment, by reason of any physical or mental impairment, provided that such condition is expected to last for at least twelve (12) months or is expected to result in death. A Director shall also be considered “Disabled” if the Director suffers any physical or mental impairment that is expected to result in death or to last for a period of at least twelve (12) months, provided that such Director has received at least three (3) months of income replacement benefits under the Director’s employer’s disability plan.

3.08
If a Director’s Account contains less than the amount in effect under Code Section 402(g)(1)(B) on the date of the Director’s cessation of Board service, then the Director’s payment elections shall be disregarded, and the Director’s benefits shall be paid in a single lump sum payment on March 15 of the year following the year containing such cessation of Board service.

ARTICLE IV. SOURCE OF PAYMENT

4.01
All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Bank, notwithstanding that the Bank, in its discretion, may establish a bookkeeping reserve or a “Rabbi” or grantor trust (as such term is used in Code Sections 671 through 677) to reflect or to aid it in meeting its obligations under the Plan with respect to any Member.

4.02
No Member shall have any right, title or interest whatsoever in or to any investments which the Bank may make or any specific assets which the Bank may reserve to aid it in meeting its obligations under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Bank.

4.03
The Accounts established by the Plan to hold the Director deferrals shall be held in trust and the trust shall have its situs within the United States. The trust shall at all times qualify as a “Rabbi Trust.” To that end it shall be a grantor trust, the net income from which shall be taxable to the Bank and the assets of which shall be available to the Bank and its creditors in the event of the Bank’s insolvency. The trust’s status as a grantor trust shall not be affected by changes in the Bank’s financial condition.

(a)    The Bank may establish a benchmark investment product or a benchmark financial index or a benchmark derived with reference to the Bank’s own financial reporting for purposes of crediting earnings to a Director’s Account. If the Bank does establish such a benchmark, it shall be used for purposes of determining earnings on Directors’ Accounts. The Bank may establish a benchmark, change any benchmark or suspend use of any benchmark at any time.

(b)    At any time when there is no benchmark being used to credit earnings, each Director may direct the investment of the Director’s Account in and among various mutual funds or other investment vehicles chosen by the Rabbi Trust Trustee. The performance of the investment vehicles chosen by the Director will establish the rate of return on the Director’s Account.

(c)    Other than as set forth in the preceding subparagraphs, no Director shall be entitled to any guaranteed rate of return, nor shall any investment vehicle or index be deemed to be the measure of investment performance for any Director’s Account.

4.04
In the event the Director becomes unable to direct the investment of the Director’s Account as contemplated by subsection 4.03(b) above, such direction may be given by the Director’s spouse, conservator or attorney-in-fact. The Trustee may also invest the Director’s Account without any direction. The investment direction alternatives contemplated by this section shall begin when the

Plan receives credible evidence of the Director’s inability to direct the Director’s Account and shall end when the Account is distributed to the Director (or Beneficiary).

ARTICLE V. DESIGNATION OF BENEFICIARIES

5.01
For purposes of benefits payable under this Plan, each Director may file a written designation of one or more individuals or entities as the Beneficiary, and such person or entity shall be entitled to receive the amount, if any, payable under the Plan upon the Director’s death. Such designation may be filed online using the electronic post form offered to participants in this Plan. The Director may, from time to time, revoke or change the Beneficiary designation (without the consent of any prior Beneficiary or any other person) by filing a new designation. The last beneficiary designation received shall be controlling. However, no designation, or change or revocation of Beneficiary shall be effective unless actually received by an appropriate Plan representative prior to the Director’s death.

5.02
If no Beneficiary designation is in effect at the time of a Director’s death, or if no designated Beneficiary survives the Director, or if, in the opinion of the Committee, any beneficiary designation conflicts with applicable law or is unenforceable in any other way, the Director’s estate shall be deemed to be the Director’s Beneficiary and shall receive the amount, if any, payable under the Plan upon the Director’s death. If the Plan is in doubt as to the right of any person to receive such amount, the Plan may retain such amount, without liability for any interest thereon, until the rights thereto are determined. The Plan may also pay such amount to any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Bank therefor.

5.03
This Plan and the Committee shall receive, analyze and be bound by domestic relations orders pertaining to Director’s benefits using rules similar to those set out in Code Section 414(p) for Qualified Domestic Relations Orders.

ARTICLE VI. ADMINISTRATION OF THE PLAN

6.01
The Committee shall have general authority over and responsibility for the administration and interpretation of the Plan. The Committee may be the same Committee that has general authority over and responsibility for the Des Moines Plan sponsored by the Bank. The Committee shall have full power and discretionary authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and the calculation of the amount of benefits payable thereunder, and to review claims for benefits under the Plan. Unless arbitrary or capricious, the Committee’s interpretations and constructions of the Plan and its decisions and actions thereunder shall be binding and conclusive on all persons for all purposes.

6.02
If the Committee deems it advisable, it shall arrange for the services of legal counsel and certified public accountants (who may also be counsel or accountants for the Bank), and for other consultants, agents and clerical or other personnel whose services may be necessary for purposes of the Plan. The Committee may also utilize the services of agents and clerical or other personnel regularly employed by the Bank. The Committee may rely upon the written opinions of such counsel, accountants and consultants. The Committee may delegate to any agent or to any sub-committee or Committee member its authority to perform any act hereunder, including without limitations those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee. The Committee shall report to the Board of Directors, or its designee, at such intervals as shall be specified by the Board or such designee.

6.03	No Committee member shall be entitled to participate in any decision or action relating solely to the Director’s own membership or benefits under the Plan.

6.04
Each Committee member shall be reimbursed by the Bank for any reasonable expenses incurred in connection with the Director’s services to the Plan. No bond or other security shall be required of the Committee or any member thereof, unless required by applicable law.

6.05
All claims for benefits under the Plan shall be submitted in writing to the Committee. Written notice of the Committee’s decision on each such claim shall be furnished with reasonable promptness (and in any event within 90 days of the Committee’s receipt of the claim) to the Director or the Director’s Beneficiary, such individual or entity being referred to herein as the Claimant. Such notice shall provide (a) the specific reasons for denial of the claim, (b) specific references to the plan provisions on which the denial is based, (c) a description of any material necessary to perfect the claim and an explanation of the need for such material, and (d) appropriate information about submitting the claim to the Board of Directors for further review, including the Claimant’s right to appeal to the Board of Directors, the Claimant’s right to review pertinent documents and the Claimant’s right to make a written submission. The Claimant may request a review by the Board of Directors of any Committee decision denying all or part of a claim. Such request shall be made in writing and shall be filed with the Committee within 60 days of such denial. A request for review shall contain all additional information which the Claimant wishes the Board of Directors to consider and the Board of Directors shall not be obligated to undertake any review until it has received the Claimant’s completed request for review.

The Board may hold any hearing or conduct any independent investigation which it deems useful in rendering its decision. The decision on review shall be made within 60 days after receipt of the completed request for review unless an extension is necessary because of the difficulty of convening the entire Board of Directors. Written notice of the extension shall be given to the Claimant before the end of the initial 60-day period, and the extension shall not last for more than 60 additional days. Written notice of the decision on review shall be furnished to the Claimant.

6.06	All expenses incurred in the administration of the Plan shall be paid by the Bank.

ARTICLE VII. AMENDMENT AND TERMINATION

7.01
The Board of Directors may amend, suspend or terminate the Plan, in whole or in part, without the consent of the Committee or any Member, Beneficiary or other person. However, no amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Member, Beneficiary or other person to benefits which have accrued under the Plan prior to the date of such action unless such amendment is necessary to bring the Plan into compliance with Code Section 409A or other applicable law.

ARTICLE VIII. GENERAL PROVISIONS

8.01
The Plan shall be binding upon and inure to the benefit of the Bank and its successors, and assigns and the Members, and their beneficiaries, successors, and assigns. The Plan shall also be binding upon and inure to the benefit of any successor bank or organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan shall preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another bank which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of Members’ rights under the Plan in any agreement or plan into which it may enter to effect any merger, consolidation, reorganization or transfer of assets. In case of such a merger, consolidation, reorganization or transfer of assets, the term “Bank” shall refer to the surviving or acquiring entity which shall assume the Bank’s obligations under the Plan, and the Plan shall continue in full force and effect with no diminution in accrued Plan benefits.

8.02	This Plan and any actions taken thereunder shall not be construed to give any Director the right to be retained in office as a member of the Bank’s Board of Directors.

8.03	The Bank shall withhold or cause to be withheld all federal, state, or other taxes which the Bank is required to withhold from Plan payments.

8.04
No right or interest of a Member under the Plan may be assigned, sold, encumbered, transferred or otherwise disposed of, other than as required by law. Any attempted disposition of such right or interest shall be null and void. Further, no right or interest of a Member may be reached by any creditor of the Member.

8.05
If the Committee should find that any person to whom any amount is due under the Plan is unable to care for his or her affairs because of illness or accident or legal incapacity, then any payment due to such person may be paid to such person’s spouse, child or other relative, or to an institution maintaining or having custody of such person, or to any other person whom the Committee determines to be appropriate to receive payment on behalf of such person. Any such payment shall be a complete discharge of the liability of the Plan and the Bank therefor, and the Committee shall have no obligation to inquire regarding the recipient’s application of such payment.

8.06
All elections, designations, requests, notices, instructions, and other communications from a Member, Beneficiary, or other person to the Plan or the Committee shall be in such form as is prescribed from time to time by the Plan or the Committee and shall be mailed by first-class mail or sent by telefacsimile or email (or any other electronic communications system authorized by the Bank for this purpose) or hand-delivered to such location as shall be specified by the Plan or the Committee. Such documents shall not be deemed to have been given and delivered until the actual receipt thereof by a Committee Member or appropriate Plan Representative. All Members (and Beneficiaries of deceased Members) shall keep the Plan apprised of their current mailing addresses.

8.07
The benefits payable under the Plan shall be in addition to all other benefits provided for employees or Directors of the Bank, and Plan benefits shall not be deemed salary or other compensation for the purpose of computing benefits to which a Member may be entitled under any other plan or arrangement of the Bank.

8.08
No Committee member or Plan representative shall be personally liable on account of any instrument executed by him or on the Director’s behalf, or any action taken by him for any mistake of judgment made in good faith in connection with service to the Plan. The Bank shall indemnify and hold harmless each Committee member, Plan representative, employee, officer or director of the Bank to whom any duty, power, function or action in respect of the Plan may be delegated or assigned or from whom any information is requested for plan purposes against any cost or expense (including fees of legal counsel) and liability (including any sum paid in settlement of a claim or legal action with the approval of the Bank) arising out of anything done or omitted to be done in connection with the Plan, unless such liability arises out of such person’s fraud or bad faith.

8.09
The captions preceding the Articles and Sections of the Plan have been inserted solely as a matter of convenience and shall not in any manner define or limit the scope or intent of any provisions of the Plan.

8.10
The Plan shall be construed according to the laws of the State of Iowa unless such laws are superseded by applicable federal law. It is the Bank’s intent that the plan be classified as a non-qualified deferred compensation plan for income tax purposes so that no Member is obligated to include Plan benefits in taxable income prior to the Member’s actual receipt of such Plan benefits. It is also the Bank’s intent for this Plan document and the actual operation of the Plan to meet the requirements of Code Section 409A at all times from and after the Effective Date.

The Plan is also intended to qualify as a “Top Hat” Plan for purposes of the Employee Retirement Income Security Act. The Plan shall be construed and administered to effectuate such intentions.

IN WITNESS WHEREOF, THE FEDERAL HOME LOAN BANK OF DES MOINES has caused this Deferral Plan of Directors to be executed on this _________ day of June, 2015.

FEDERAL HOME LOAN BANK OF DES MOINES

BY: _______________________________________
Chairman of the Board

DATE: ____________________________________

Attest:

___________________________________________
Corporate Secretary